EXHIBIT 10.1

      September 30, 2010

Mr. Angel Rodriguez

Bioheart, Inc.

13794 N.W. 4th Street

Suite 212

Sunrise, FL 33325

Dear Angel:

Seaside National Bank and Trust (SNBT), a national bank (the "Bank"), has conditionally approved a $980,000 Loan (the "Loan") for your company. The conditional approval is based upon the accuracy of all facts, statements and financial information submitted to the Bank as part of the request for the Loan. It is also conditioned upon the general terms outlined below (the terms hereof are not inclusive of all loan terms and additional terms and conditions may be contained in the loan documents) and subject to execution and/or delivery of all documents required by the Bank in connection with the closing of the Loan.

BORROWER:

Bioheart, Inc.

PURPOSE:

To support working capital, refinance existing Note with Bank of America.

LOAN AMOUNT:

$980,000.00

REPAYMENT TERMS:

The Loan shall be represented and evidenced by a promissory note. During the term of the Loan, interest only shall be payable quarterly, or every 90 days, beginning 90 days from closing on the amount disbursed under the Loan. Any and all outstanding, unpaid and/or accrued principal and interest shall be due and payable on or before the Maturity Date.

MATURITY DATE:

The Loan shall expire 364 days from closing at which time, all principal and accrued interest is due and payable. At said expiration date, the Loan may be renewed, subject to the Borrower's continued banking relationship with the Bank, as well as continued satisfactory financial condition of the Borrower, in the opinion and sole discretion of the Bank.

BOCA RATON OFFICE

18OO NORTH MILITARY

SUITE lOO

BOCA RATON. FLORIDA 33431

P   561.226.4120

F    561.226.4119

SEASIDEBANK.COM

MEMBER FDIC

INTEREST RATE:

Floating at the Bank's Prime Rate, with a minimum floor rate of 4.25%.

Interest due on the Loan shall be calculated on the basis of a year containing 360 days and shall be calculated based on the actual number of days elapsed.

COLLATERAL:

The Loan shall be secured by the following:

1.

Assignment of Certificate of Deposit held at the Bank in the name of Mr. Dan Marino in the amount of $500,000.

2.

Assignment of a Certificate of Deposit held at the Bank in the name of Jason Taylor in the amount of $575,000.

3.

Assignment of a 3 month continuously renewable Certificate of Deposit held at the Bank in the name of Jason Taylor in the amount of $25,000, as an interest payment reserve.

LOAN FEE:

$3,500.00 will be due and payable at closing.

GUARANTOR:

None.

SPECIAL CONDITIONS:

The Loan is subject to the following additional conditions and covenants:

■

Loan will require at all times during the life of the Loan a 3 month interest payment reserve held at the Bank as a 3 month Certificate of Deposit assigned to the Bank.

■

The Borrower's primary operating accounts shall be held at the Bank.

Our conditional approval to extend the Loan is contingent upon the satisfaction of the following conditions, which may be waived by the Bank in its sole discretion.

1.   Financial Reporting Requirements. During the term of the Loan, the Borrower will deliver, or cause to be delivered, to the Bank copies of each of the following:

(a)

Certain Financial Statements, including but not limited to a Balance Sheet and Income Statement from time to time as reasonable requested by the Bank.

2.

Management Control and Ownership. During the term of the Loan, without the prior written consent of the Bank, there will be no change in the control or ownership of the Borrower.

3.

Organizational Documents. The Borrower shall provide to the Bank copies of the Articles of Incorporation and Bylaws of the Borrower, including all amendments, prior to the Loan Closing.

4.

Good Standing Certificates. Prior to the Loan Closing, the Borrower shall provide to the Bank a good standing certificate issued by the Secretary of State of the State of Florida.

5.

Approval of Documents. The Borrower shall duly execute and/or deliver such instruments, documents, assurances, and do such other acts and things as the Bank may reasonably request, to effect the purpose of the transactions described herein. All proceedings, agreements, instruments, documents, and other matters relating to the Loan, and all other transactions herein contemplated, shall be satisfactory to the Bank.

6.

Fees and Expenses. By acceptance of this Conditional Approval Letter, the Borrower agrees to pay, regardless of whether or not the Loan closes, any out-of-pocket expenses incurred by the Bank in connection with the underwriting of or incidental to the Loan as well as any post-closing costs.

7.

Survival of Conditional Approval Letter/Conflict with  Loan Documents.

The terms and conditions of this Conditional Approval Letter not incorporated into the loan documents executed in connection herewith shall, to the extent applicable, survive the closing of the Loan and remain binding on the parties hereto unless otherwise agreed to in writing signed by all parties hereto. In the event of a conflict between this Conditional Approval Letter and the loan documents, the loan documents will control subject, however, to the right of the Bank to require that the terms of Conditional Approval Letter be complied with, in which event, the Conditional Approval Letter shall govern as to said terms so elected by the Bank.

8.

Modifications. Any modification of this Conditional Approval Letter or any part thereof shall only be valid and binding if in writing and executed by the Bank and the Borrower.

9.

Law Governing. This Conditional Approval Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving preference to any conflicts of laws principles.

10.

Litigation Expenses. In any litigation (including any arbitration or bankruptcy proceedings) arising from this Conditional Approval Letter or any loan document, the prevailing party shall be entitled to recover and receive its reasonable attorneys' fees and costs, including those for any appeal, and said amount shall be secured by the Collateral securing the Loan if a Loan Closing has been held.

11.

Waiver of Jury Trial. If any lawsuit arises under this Conditional Approval Letter, the Loan, any loan document, or any other aspect of any transaction between the Bank and Borrower, each party expressly waives any right to a jury trial.

Unless extended by the Bank in writing, this Conditional Approval Letter shall expire at the close of business on October 15, 2010. This Conditional Approval Letter supercedes any prior Conditional Approval Letters issued to the Borrower by the Bank. This Conditional Approval Letter is not assignable. If the terms and conditions set forth herein are acceptable to you, please so indicate by signing and returning a copy to me by such date. Otherwise, this Conditional Approval Letter shall become null and void.

If you have any questions with regard to the foregoing, please do not hesitate to call me at 561.226.4129. I look forward to working with you.

Best regards

/s/Chuck Hicks

On behalf of Roland Valdivieso

SEASIDE NATIONAL BANK & TRUST

Accepted and Agreed on this 30th day of September, 2010

BORROWER: BIOHEART, INC.

Authorized Signatory : /s/ Catherine Sulawske-Guck

By:    Catherine Sulawske-Guck

Its:    Chief Operating Officer